FOR IMMEDIATE RELEASE


Contact:
Jerome I. Feldman      Scott N. Greenberg        John Nesbett
Chairman & CEO         President & CFO           Lippert/Heilshorn & Associates
(212) 230-9508         (212) 230-9529            (212) 838-3777


                       GP STRATEGIES CORPORATION ANNOUNCES
                    APPOINTMENT OF DOUGLAS SHARP AS PRESIDENT
                  OF ITS GENERAL PHYSICS CORPORATION SUBSIDIARY


New York, September 4, 2002--GP Strategies Corporation (NYSE: GPX), a leader in workforce development, technical training, engineering and consulting, today announced the appointment of Douglas Sharp as President of its principal operating subsidiary, General Physics Corporation. Mr. Sharp has had a broad range of experience at General Physics, having worked in all of the market sectors served by General Physics during his 21-year tenure at the company. Mr. Sharp, who is a mechanical engineer, has most recently served as Chief Operating Officer of the company.

Jerome I. Feldman, Chief Executive Officer of GP Strategies, stated, "I am very pleased with Doug's elevation to President of General Physics. His deep understanding of the business of General Physics, coupled with his strong commitment to client service and corporate values, bode well for the future." Mr. Sharp stated, "I greatly appreciate the opportunity to lead the company that I have served for more than two decades. With the backing of a very able and experienced management team, I look forward to expanding the business of General Physics and making it an even stronger company."

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX). General Physics is a workforce development company that improves the effectiveness of organizations by providing training, management systems and engineering services to meet the specific needs of clients. Programs have been developed for service managers and executives, engineers, sales associates, plant operators, the maintenance and purchasing workforces and information technology professionals in the public and private sectors in North and South America, Europe and Asia. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about General Physics may be found at www.gpworldwide.com.


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The forward-looking statements contained herein reflect GP Strategies'
management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to those risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.